Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2015 Results

Fiscal Year 2015 Organic Sales Growth of 5% in Constant Currency

And Continued Progress in Financial Performance

Phoenix, August 5, 2015 - Avnet, Inc. (NYSE:AVT) today announced results for the fourth quarter fiscal year 2015 ended June 27, 2015.

Fiscal 2015 Results

	FISCAL YEARS ENDED
	June 27, 2015	June 28, 2014	Change

	$ in millions, except per share data
Sales	$27,924.7	$27,499.7	1.5%
Constant Currency (1)			5.4%

GAAP Operating Income	827.7	789.9	4.8%
Adjusted Operating Income (2)	972.5	931.3	4.4%

GAAP Net Income	571.9	545.6	4.8%
Adjusted Net Income (2)	623.1	594.1	4.9%

GAAP Diluted EPS	$4.12	$3.89	5.9%
Adjusted Diluted EPS (2)	$4.49	$4.24	5.9%

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the fiscal year increased 1.5% from the prior year (5.4% in constant currency) to $27.92 billion
•	Adjusted operating income of $972.5 million increased 4.4% year over year (11.0% in constant currency) and adjusted operating income margin of 3.5% increased 9 basis points year over year
•	Adjusted net income of $623.1 million increased 4.9% from the prior year and adjusted diluted earnings per share of $4.49 increased 5.9% year over year
•	Adjusted earnings per share was negatively impacted by $0.26, or 5.8%, by the impact of changes in foreign currency exchange rates
•	Cash flow from operations increased 146% year over year to $584 million and the Company returned $247.3 million of cash to shareholders through dividends and share repurchases

Rick Hamada, Chief Executive Officer, commented, “Despite the significant strengthening of the U.S. Dollar throughout fiscal 2015, the Avnet team delivered consistent improvement in our financial performance as revenue grew year over year and adjusted operating income margin expanded in all four quarters.  As a result, reported revenue of $27.9 billion represented a 5.4% year-over-year increase in constant currency and adjusted operating income grew 11.0% in constant currency to $972.5 million. The improvement in profitability was led by our EMEA region where both operating groups grew operating income double digits and operating income margin increased by greater than 50 basis points despite the currency headwinds that negatively impacted our reported results.  This increase in profitability, combined with continued discipline on working capital management, drove cash flow from operations up 146% from fiscal 2014 to $584 million, and return on working capital increased to 21.6%.  During the year, we paid out $87 million in dividends and returned another $160 million to shareholders via our share repurchase program. We continue to apply our disciplined portfolio management across our business and redirect investment to higher growth opportunities, including embedded systems, converged infrastructure and the multiple opportunities being created by the Industrial Internet of Things. With our strong financial position, we enter fiscal 2016 well positioned to deliver continued organic growth and progress toward our financial goals.”

Q4 Fiscal 2015 Results

	FOURTH QUARTERS ENDED
	June 27, 2015	June 28, 2014	Change
	$ in millions, except per share data
Sales	$6,796.3	$7,048.7	(3.6)%
Constant Currency (1)			3.1%

GAAP Operating Income	180.5	204.5	(11.8)%
Adjusted Operating Income (2)	243.8	244.9	(0.4)%

GAAP Net Income	158.7	186.3	(14.8)%
Adjusted Net Income (2)	159.5	160.1	(0.4)%

GAAP Diluted EPS	$1.15	$1.33	(13.5)%
Adjusted Diluted EPS (2)	$1.16	$1.14	1.8%

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended June 27, 2015 increased 3.1% on a constant currency basis and reported sales decreased 3.6% year over year to $6.80 billion
•

Adjusted operating income of $243.8 million was essentially flat year over year (increased 10% in constant currency) and adjusted operating income margin of 3.6% increased 12 basis points year over year

•	Adjusted net income of $159.5 million was essentially flat with the year ago quarter and adjusted diluted earnings per share of $1.16 increased 1.8% year over year
•	Adjusted earnings per share was negatively impacted by $0.11, or 9.5%, by the impact of changes in foreign currency exchange rates

Mr. Hamada said, “Similar to the March quarter, our results were negatively impacted by the strong dollar as organic revenue growth of 3.1% year over year in constant currency translated into a 3.6% decline as reported. High single digit organic growth in our Electronics Marketing (EM) business in our EMEA and Asia regions was offset by a decline in our computing components business at Technology Solutions (TS). Our reported earnings were also negatively impacted by a stronger dollar as a 10.0% year-over-year growth in our adjusted operating income in local currencies was reduced to a 0.4% decrease. Even though currency had a negative impact on our reported results, our team executed well and generated leverage on organic growth.  If you exclude the impact of changes in foreign currency exchange rates, in the June quarter we grew operating income 3.3 times faster than revenue."

Avnet Electronics Marketing Results

		Year-over-
		Year Growth Rates
	Q4 FY15	Reported and
	Sales	Organic Sales
	(in millions)
EM Total	$4,315.9	(0.1)%
Constant Currency (1)		7.2%
Americas	$1,269.9	1.8%
EMEA	$1,245.0	(10.7)%
Constant Currency (1)		9.7%
Asia	$1,801.0	7.4%

	Q4 FY15	Q4 FY14	Change
Operating Income	$205.9	$207.0	(0.5)%
Operating Income Margin	4.8%	4.8%	0	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Sales increased 7.2% in constant currency and reported sales were essentially flat year over year at $4.32 billion
•	Operating income margin was flat year over year at 4.8% as an improvement in the EMEA region was offset by a regional mix shift to the lower margin Asia region
•

Working capital (defined as receivables plus inventories less accounts payables) decreased 1.9% from the year ago quarter in reported dollars but increased 6.9% in constant currency primarily to support organic sales growth

•	Return on working capital (ROWC) was essentially flat with the year ago quarter and increased 177 basis points sequentially

Mr. Hamada added, “EM closed out the year with another strong quarter as high single digit organic growth in our EMEA and Asia regions drove total revenue up over 7% year over year in constant currency.  EM EMEA delivered another quarter of strong leverage as operating income in local currencies grew 3.1 times faster than revenue for both the fourth quarter and full fiscal year.  At EM Asia, where double digit growth in fiscal 2015 was driven by high volume supply chain engagements, return on working capital increased 82 basis points and economic profit grew 2.3 times faster than revenue. In our Americas region, which has been dealing with a sluggish growth environment all year, fiscal 2015 revenue grew 1.6% year over year and operating income margin was consistent with the prior year.  These strong organic results were significantly reduced at the EM global level on a reported basis due to the stronger dollar. EM’s operating income decreased 0.5% year over year in reported dollars in the fourth fiscal quarter but increased 6.6% for the full fiscal year.”

Avnet Technology Solutions Results

		Year-over-
		Year Growth Rates
	Q4 FY15	Reported and
	Sales	Organic Sales
	(in millions)
TS Total	$2,480.5	(9.2)%
Constant Currency (1)		(3.5)%
Americas	$1,497.3	(4.2)%
EMEA	$624.8	(16.3)%
Constant Currency (1)		(2.3)%
Asia	$358.4	(14.8)%

	Q4 FY15	Q4 FY14	Change
Operating Income	$77.6	$74.1	4.7%
Operating Income Margin	3.1%	2.7%	42	bps

(1)     Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Sales decreased 3.5% in constant currency and reported sales decreased 9.2% year over year to $2.48 billion
•	Operating income increased 4.7% to $77.6 million and operating income margin increased 42 basis points year over year to 3.1%
•	ROWC increased 322 basis points year over year primarily due to higher operating income in the EMEA region
•	At a product level, year-over-year growth in networking & security and servers was offset by declines in storage and computing components

Mr. Hamada further added, "In our June quarter, our TS team continued their focus on improving profitability as operating income margin grew 42 basis points from the year ago quarter. TS achieved this margin expansion despite a negative impact from both currency and the significant decline for our computing components business.  As a result of these factors, TS reported revenue declined 9.2% year over year in the June quarter even though the sales in our enterprise IT business was consistent with the prior year in constant currency.  For the full fiscal year, TS revenue declined 3.4% but was flat on a constant currency basis as growth in our datacenter solutions business in our western regions was offset by a double digit decline in our computing component business.  At a regional level, our Americas region grew 2.3% in fiscal 2015 while our EMEA region declined 1.4% in constant currency and TS Asia was down 13.6%.  A significant highlight for TS in fiscal 2015 was the continued progress in our enterprise IT business at TS EMEA, where growth in constant currency and disciplined expense management combined to drive TS EMEA’s operating income margin up 55 basis points for the full fiscal year. As a result of this performance, TS’ operating income margin improved to 3.1% in both the fourth quarter and full fiscal year. We believe our continued discipline in portfolio management coupled with our investments in newer technologies, including converged infrastructure and the solutions built around them, continue to drive profitable growth that is resulting in enhanced profitability and continued progress toward our margin and return goals.”

Cash Flow/Dividend

•	Cash generated from operations was approximately $300 million for the quarter and for the trailing twelve months, cash generated from operations was approximately $584 million
•	Cash and cash equivalents at the end of the quarter was $932.6 million; net debt (total debt less cash and cash equivalents) was approximately $1.05 billion
•

The Company repurchased 368,364 shares during the quarter at an aggregate cost of $15.8 million. For the fiscal year, the Company repurchased approximately 4.0 million shares at an aggregate cost of $163.4 million

•	The Company paid a quarterly dividend of $0.16 per share or $21.7 million and $0.64 per share or $87.3 million for the full fiscal year

Kevin Moriarty, Chief Financial Officer, stated, “In fiscal 2015, we generated $584 million of cash flow from operations driven by an increase in profitability and disciplined working capital management.   We also returned over 40% of this cash flow from operations to shareholders through our dividend and disciplined share repurchase program. We began our new fiscal year with approximately $300 million remaining under our currently authorized share repurchase program. In addition to the $15.8 million purchased in the June quarter, through the first five weeks of our first fiscal quarter of 2016 we repurchased an additional $64 million of shares. We grew economic profit dollars year over year in all four quarters of fiscal 2015 and our return on capital employed for the full year increased to 11.6%. With our strong financial position, we enter our new fiscal year well positioned to capitalize on growth opportunities while maintaining our well-established priorities regarding capital allocation.”

Outlook for First Quarter of Fiscal 2016 Ending on October 3, 2015

•

EM sales are expected to be in the range of $4.15 billion to $4.45 billion and TS sales are expected to be in the range of $2.25 billion to $2.55 billion, both of which include the impact of the extra week in the first fiscal quarter

•	Avnet sales are expected to be in the range of $6.40 billion and $7.00 billion
•	Adjusted diluted earnings per share is expected to be in the range of $0.97 to $1.07 per share
•	The guidance assumes 137 million average diluted shares outstanding and a tax rate of 27% to 31%

The above guidance excludes the amortization of intangibles and any potential restructuring, integration and other expenses. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate for the first quarter of fiscal 2016 is $1.09 to €1.00. This compares with an average exchange rate of $1.33 to €1.00 in the first quarter of fiscal 2015 and $1.11 to €1.00 in the fourth quarter of fiscal 2015.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” "feel," “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted operating expenses, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). There are also references to the impact of foreign currency translation in the discussion of the Company’s results of operations. When the U.S. Dollar strengthens and the stronger exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is a decrease in U.S. Dollars of reported results. Conversely, when the U.S. Dollar weakens and the weaker exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is an increase in U.S. Dollars of reported results. In the discussion of the Company’s results of operations, results excluding this impact are referred to as “excluding the impact of changes in foreign currency exchange rates” or “constant currency.” Management believes organic sales and sales in constant currency are useful measures for evaluating current period performance as compared with prior periods and for understanding underlying trends. In order to determine the translation impact of changes in foreign currency exchange rates for sales, income or expense items, the Company adjusts the exchange rates used in current periods to be consistent with the exchange rates in effect during prior periods.

Management believes that operating income and operating expenses adjusted for (i) restructuring, integration and other expenses and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income and operating expenses without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in many cases, for measuring performance for compensation purposes.

Additional non-GAAP metrics management uses are adjusted operating income margin, which is defined as adjusted operating income (as defined above) divided by sales and adjusted operating expense to gross profit ratio, which is defined as adjusted operating expenses (as defined above) divided by gross profit.

Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement and foreign currency loss is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Fiscal Year 2015

	Fiscal Year 2015
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS
	$ in thousands, except per share amounts
GAAP results	$827,673	$712,965	$571,913	$4.12
Restructuring, integration and other expenses	90,805	90,805	65,897	0.47
Foreign currency loss		3,737	3,737	0.03
Amortization of intangible assets and other	54,049	54,049	36,643	0.26
Income tax adjustments	—	—	(55,101)	(0.39)
Total adjustments	144,854	148,591	51,176	0.37
Adjusted results	$972,527	$861,556	$623,089	$4.49

Items impacting fiscal 2015 consisted of the following:

•	Restructuring, integration and other expenses of $90.8 million before tax consisted of $25.9 million for severance, $8.8 million for facility exit costs, $18.2 million of asset impairment related costs, $5.8 million for other restructuring costs, $19.1 million for integration-related costs, $13.7 million for other costs, and net reversals of $0.7 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $65.9 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $54.0 million before tax and $36.6 million after tax; and
•	Loss on foreign currency due to changes in the currency exchange mechanisms available in Venezuela included within other income (expense) of $3.7 million before and after tax; and
•	An income tax benefit, net of $55.1 million primarily related to certain items impacting the effective income tax rate in fiscal 2015 primarily due to the release of a valuation allowance.

Fourth Quarter Fiscal 2015

	Fourth Quarter Fiscal 2015
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS
	$ in thousands, except per share amounts
GAAP results	$180,477	$153,668	$158,733	$1.15
Restructuring, integration and other expenses	43,734	43,734	30,514	0.22
Foreign currency loss	—	3,737	3,737	0.03
Amortization of intangible assets and other	19,603	19,603	12,287	0.09
Income tax adjustments	—	—	(45,770)	(0.33)
Total adjustments	63,337	67,074	768	0.01
Adjusted results	$243,814	$220,742	$159,501	$1.16

Items impacting the fourth quarter of fiscal 2015 consisted of the following:

•

Restructuring, integration and other expenses of $43.7 million before tax consisted of $16.4 million for severance, $0.4 million for facility exit costs, $15.8 million for asset impairment related costs, $0.6 million for other restructuring costs, $3.6 million for integration-related costs, $7.6 million for other costs, and net reversals of $0.7 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $30.5 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $19.6 million before tax and $12.3 million after tax; and
•	Loss on foreign currency due to changes in the currency exchange mechanisms available in Venezuela included within other income (expense) of $3.7 million before and after tax; and
•

An income tax benefit, net of $45.8 million primarily related to certain items impacting the effective income tax rate in the fourth quarter of fiscal 2015 primarily related to the release of a valuation allowance.

Third Quarter Fiscal 2015

	Third Quarter Fiscal 2015
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS*
	$ in thousands, except per share amounts
GAAP results	$203,712	$170,896	$121,529	$0.88
Restructuring, integration and other expenses	15,494	15,494	12,035	0.09
Amortization of intangible assets and other	11,187	11,187	7,708	0.06
Income tax adjustments	—	—	2,192	0.02
Total adjustments	26,681	26,681	21,935	0.16
Adjusted results	$230,393	$197,577	$143,464	$1.04

* Does not foot due to rounding

Items impacting the third quarter of fiscal 2015 consisted of the following:

•

Restructuring, integration and other expenses of $15.5 million before tax consisted of $3.6 million for severance, $0.7 million for facility exit and asset impairment related costs, $3.8 million for other restructuring costs, $5.3 million for integration-related costs, $2.4 million for other costs, and net reversals of $0.3 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $12.0 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $11.2 million before tax and $7.7 million after tax; and
•	An income tax expense, net of $2.2 million primarily related to certain items impacting the effective income tax rate in the third quarter of fiscal 2015.

Fiscal Year 2014

	Fiscal Year 2014
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS
	$ in thousands, except per share amounts
GAAP results	$789,940	$701,127	$545,604	$3.89
Restructuring, integration and other expenses	94,623	94,623	70,773	0.50
Gain on legal settlement and foreign currency loss	—	(18,787)	(11,475)	(0.08)
Amortization of intangible assets and other	46,783	46,783	32,946	0.24
Income tax adjustments	—	—	(43,789)	(0.31)
Total adjustments	141,406	122,619	48,455	0.35
Adjusted results	$931,346	$823,746	$594,059	$4.24

Items impacting fiscal 2014 consisted of the following:

•

Restructuring, integration and other expenses of $94.6 million before tax consisted of $53.2 million for severance, $12.5 million for facility exit, asset impairment and other restructuring related costs, $20.4 million for integration-related costs, $8.8 million for other costs, and net reversals of $0.3 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $70.8 million;

•

Gain on legal settlement and foreign currency loss of $18.8 million before tax and $11.5 million after tax related to a settlement payment received and the changes in the currency exchange mechanisms available in Venezuela;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $46.8 million before tax and $32.9 million after tax; and
•	An income tax benefit, net of $43.8 million primarily related to certain items impacting the effective income tax rate in fiscal 2014 primarily related to the release of a valuation allowance.

Fourth Quarter Fiscal 2014

	Fourth Quarter Fiscal 2014
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS
	$ in thousands, except per share amounts
GAAP results	$204,538	$175,640	$186,264	$1.33
Restructuring, integration and other expenses	27,999	27,999	20,901	0.15
Foreign currency loss	—	3,315	2,022	0.01
Amortization of intangible assets and other	12,328	12,328	9,076	0.06
Income tax adjustments	—	—	(58,187)	(0.41)
Total adjustments	40,327	43,642	(26,188)	(0.19)
Adjusted results	$244,865	$219,282	$160,076	$1.14

Items impacting the fourth quarter of fiscal 2014 consisted of the following:

•

Restructuring, integration and other expenses of $28.0 million before tax consisted of $14.4 million for severance, $5.2 million for facility exit and asset impairment related costs, $8.1 million for integration-related costs, $1.9 million for other costs, and net reversals of $1.6 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $20.9 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $12.3 million before tax and $9.1 million after tax; and
•	Loss on foreign currency due to changes in the currency exchange mechanisms available in Venezuela included within other income (expense) of $3.3 million before tax and $2.0 million after tax; and
•

An income tax benefit, net of $58.2 million primarily related to certain items impacting the effective income tax rate in the fourth quarter of fiscal 2014 primarily related to the release of a valuation allowance.

Organic Sales

Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented. Organic sales in constant currency is defined as organic sales (as defined above) excluding the impact of changes in foreign currency exchange rates.

The following table presents the reconciliation of reported sales to organic sales for fiscal 2014. For quarterly periods subsequent to the first quarter of fiscal 2014, reported sales are equivalent to organic sales.

	Year Ended
	As Reported	Acquisitions/	Organic Sales -
	Fiscal 2014	Divestitures	Fiscal 2014
	(in thousands)
Avnet, Inc.	$27,499,654	$119,950	$27,619,604
EM	16,544,331	119,950	16,664,281
EMEMEA	5,094,942	119,950	5,214,892

"Acquisition/Divestiture" as presented in the preceding table includes the acquisition of MSC Investoren GmbH (“MSC”), in October 2013 in the EM EMEA region, which impacted the year-over-year sales comparisons.

ROWC, ROCE and WC Velocity

The following table (in thousands) presents the calculations for ROWC, ROCE and WC velocity.

		FY15	FY14	Q4 FY15	Q4 FY14	Q3 FY15
Sales		$27,924,657	$27,499,654	$6,796,331	$7,048,708	$6,736,860
Sales, annualized	(a)	$27,924,657	$27,499,654	$27,185,324	$28,194,832	$26,947,440
Adjusted operating income (1)		$972,527	$931,346	$243,814	$244,865	$230,393
Adjusted annualized operating income	(b)	$972,527	$931,346	$975,256	$979,460	$921,572
Adjusted effective tax rate (2)		27.7%	27.9%	27.7%	27.9%	27.7%
Adjusted annualized operating income, after tax	(c)	$703,332	$671,687	$705,305	$706,387	$666,481
Average monthly working capital
Accounts receivable		$5,109,326	$4,930,700	$4,979,668	$5,020,472	$5,251,882
Inventories		$2,667,351	$2,593,937	$2,593,545	$2,632,177	$2,564,071
Accounts payable		$(3,274,382)	$(3,184,509)	$(3,234,283)	$(3,208,300)	$(3,344,479)
Average working capital	(d)	$4,502,295	$4,340,128	$4,338,930	$4,444,349	$4,471,474
Average monthly capital employed	(e)	$6,077,926	$5,873,339	$5,898,475	$6,009,390	$6,028,015
ROWC = (b) / (d)		21.6%	21.5%	22.5%	22.0%	20.6%
WC Velocity = (a) / (d)		6.2	6.3	6.3	6.3	6.0
ROCE = (c) / (e)		11.6%	11.4%	12.0%	11.8%	11.1%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.
(2)

Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of the items described above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information section.

Teleconference and Upcoming Events

Avnet will host a quarterly teleconference today at 2:00 p.m. Eastern Time. Financial information including financial statement reconciliations of GAAP to non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the teleconference will also be available after the call.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

From components to cloud and design to disposal, Avnet (NYSE: AVT) accelerates the success of customers who build, sell and use technology, globally by providing them with a comprehensive portfolio of innovative products, services and solutions. Avnet is a Fortune 500 company with revenues of $27.9 billion for the fiscal year 2015. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Fourth Quarters Ended		Year Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
	(Thousands, except per share data)
Sales	$6,796,331	$7,048,708	$27,924,657	$27,499,654
Cost of sales	6,010,535	6,211,692	24,731,537	24,273,923
Gross profit	785,796	837,016	3,193,120	3,225,731
Selling, general and administrative expenses	561,585	604,479	2,274,642	2,341,168
Restructuring, integration and other expenses	43,734	27,999	90,805	94,623
Operating income	180,477	204,538	827,673	789,940
Other (expense) income, net	(3,080)	(4,604)	(19,043)	(6,092)
Interest expense	(23,729)	(24,294)	(95,665)	(104,823)
Gain on legal settlement	—	—	—	22,102
Income before income taxes	153,668	175,640	712,965	701,127
Income tax (benefit) expense	(5,065)	(10,624)	141,052	155,523
Net income	$158,733	$186,264	$571,913	$545,604
Earnings per share:
Basic	$1.16	$1.35	$4.18	$3.95
Diluted	$1.15	$1.33	$4.12	$3.89
Shares used to compute earnings per share:
Basic	135,855	138,430	136,688	137,991
Diluted	137,622	140,430	138,791	140,119
Cash dividends paid per common share	$0.16	$0.15	$0.64	$0.60

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 27,	June 28,
	2015	2014
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$932,553	$928,971
Receivables, net	5,054,307	5,220,528
Inventories	2,482,183	2,613,363
Prepaid and other current assets	173,030	191,337
Total current assets	8,642,073	8,954,199
Property, plant and equipment, net	568,779	534,999
Goodwill	1,278,756	1,348,468
Intangible assets, net	99,731	184,308
Other assets	210,614	228,680
Total assets	$10,799,953	$11,250,654
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$331,115	$865,088
Accounts payable	3,338,052	3,402,369
Accrued expenses and other	603,129	711,369
Total current liabilities	4,272,296	4,978,826
Long-term debt	1,646,501	1,208,951
Other liabilities	196,135	172,684
Total liabilities	6,114,932	6,360,461
Shareholders’ equity	4,685,021	4,890,193
Total liabilities and shareholders’ equity	$10,799,953	$11,250,654

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended
	June 27,	June 28,
	2015	2014
	(Thousands)
Cash flows from operating activities:
Net income	$571,913	$545,604
Non-cash and other reconciling items:
Depreciation	95,645	92,464
Amortization	51,674	44,724
Deferred income taxes	18,436	(15,644)
Stock-based compensation	62,006	45,916
Other, net	87,649	88,687
Changes in (net of effects from businesses acquired):
Receivables	(204,114)	(306,873)
Inventories	(73,226)	(226,141)
Accounts payable	156,565	48,651
Accrued expenses and other, net	(182,665)	(79,970)
Net cash flows provided by operating activities	583,883	237,418

Cash flows from financing activities:
Repayment of notes	—	(300,000)
Borrowings under accounts receivable securitization program, net	35,000	255,000
(Repayments) borrowings of bank and other debt, net	(115,173)	38,765
Repurchases of common stock	(159,984)	(8,616)
Dividends paid on common stock	(87,330)	(82,755)
Other, net	(13,501)	9,109
Net cash flows used for financing activities	(340,988)	(88,497)

Cash flows from investing activities:
Purchases of property, plant and equipment	(174,374)	(123,242)
Acquisitions of businesses, net of cash acquired	—	(116,882)
Other, net	(11,969)	2,666
Net cash flows used for investing activities	(186,343)	(237,458)

Effect of exchange rate changes on cash and cash equivalents	(52,970)	8,165

Cash and cash equivalents:
— increase (decrease)	3,582	(80,372)
— at beginning of period	928,971	1,009,343
— at end of period	$932,553	$928,971

AVNET, INC.

SEGMENT INFORMATION

(UNAUDITED)

	Fourth Quarters Ended*		Fiscal Years Ended*
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
	(Millions)
Sales:
Electronics Marketing	$4,315.9	$4,318.4	$17,344.7	$16,544.4
Technology Solutions	2,480.5	2,730.3	10,580.0	10,955.3
Consolidated Sales	$6,796.4	$7,048.7	$27,924.7	$27,499.7
Operating Income:
Electronics Marketing	$205.9	$207.0	$797.4	$747.9
Technology Solutions	77.6	74.1	325.7	317.8
Corporate	(39.7)	(36.2)	(150.5)	(134.4)
	243.8	244.9	972.5	931.3
Restructuring, integration and other expenses	(43.7)	(28.0)	(90.8)	(94.6)
Amortization of intangible assets and other	(19.6)	(12.3)	(54.0)	(46.8)
Operating Income	$180.5	$204.5	$827.7	$789.9

*Sub-totals and totals may not foot due to rounding